Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

SAN JOSE, Calif., February 3, 2010—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its fourth quarter and year ended December 31, 2009. Net sales for the fourth quarter were $244.2 million, up $67.3 million or 38.1 percent from third quarter 2009 net sales of $176.9 million, and up $55.7 million or 29.6 percent from fourth quarter 2008 net sales of $188.5 million. Net income for the fourth quarter was $35.2 million, or $0.36 per diluted share, up $39.2 million from the third quarter 2009 net loss of $4.0 million, or $0.04 per diluted share, and up $165.4 million from the fourth quarter 2008 net loss of $130.3 million, or $1.36 per diluted share.

Fourth quarter 2009 results of operations include $2.5 million in charges related to the consolidation of manufacturing facilities in our Tualatin, Oregon facility and $1.0 million in additional charges primarily due to reductions in workforce. Fourth quarter 2009 net income without those items was $38.2 million or $0.39 per diluted share. Excluding certain charges and benefits, third quarter 2009 and fourth quarter 2008 net loss was $2.5 million and $20.0 million, respectively, or $0.03 and $0.21 per diluted share, respectively. A reconciliation of non-GAAP operating results to U.S. generally accepted accounting principles (“GAAP”) is included below.

Net sales for fiscal year 2009 were $639.2 million, down $371.8 million or 36.8 percent from net sales of $1.01 billion in fiscal year 2008. The net loss for the year was $85.2 million or $0.88 per diluted share compared with fiscal year 2008 net loss of $115.7 million or $1.18 per diluted share.

Fiscal year 2009 results include $42.9 million of other charges. Fiscal year 2009 net loss was $49.1 million or $0.51 per diluted share excluding those items. Excluding certain charges and benefits, fiscal year 2008 net income was $7.1 million or $0.07 per diluted share. A reconciliation of non-GAAP operating results to U.S. GAAP is included below.

Bookings in the fourth quarter were $257.6 million, up $86.1 million and 50.2 percent from third quarter 2009 bookings of $171.5 million. Shipments of $244.5 million in fourth quarter 2009 increased by $79.0 million or 47.8 percent from $165.4 million reported for the third quarter of 2009. Deferred revenue at the end of the fourth quarter was $35.9 million, an increase of $3.6 million or 11.1 percent from $32.3 million at the end of the third quarter of 2009.

Cash, cash equivalents, and short-term investments as of December 31, 2009 were $501.4 million, an increase of $17.8 million or 3.7 percent from the third quarter 2009 ending balance of $483.6 million. Long-term investments and restricted cash and cash equivalents as of December 31, 2009 were $211.9 million, a decrease of $8.3 million or 3.8 percent from the third quarter 2009 ending balance of $220.1 million. During the fourth quarter of 2009, we purchased approximately 0.6 million shares of our common stock, at an average price of $20.76 per share, for $13.1 million.

Richard S. Hill, Chairman and Chief Executive Officer said, “I’m pleased to report that efforts to restore our business model have paid off, and we ended a very difficult year with solid financial performance in the fourth quarter. Our increased operating leverage will enable us to drive for greater profitability cycle to cycle.” Hill also added, “We believe the continued momentum behind the recovery in our industry is sustainable, as it is based on the return of fundamental end market demand drivers similar to the ones we saw a decade ago. While the future is never certain, we expect to see continued growth in semiconductor demand, which ultimately drives our business. This demand is being fueled by a worldwide acceleration of information technology infrastructure expansion, including the adoption of Windows 7, massive government spending worldwide to enhance security around the globe, and the rise of the Chinese consumer (who is forecasted to spend nearly four times as much on electronics as the U.S. or European consumer over the next five years). Technology has consistently been a key driver for improvement in the quality of life around the globe, and we believe there is no end in sight to the application of semiconductors to help achieve this goal.”

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income (loss) excluding certain charges and benefits and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income (loss) on a non-GAAP basis, excluding certain charges and benefits, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided below. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding, (i) our belief that our increased operating leverage will enable the Company to drive for greater profitability cycle to cycle, (ii) our belief that the continued momentum behind recovery in the semiconductor industry is sustainable, (iii) our expectation to see continued growth in semiconductor demand, which ultimately drives our business, (iv) our belief that the application of semiconductors is a key driver for improvement in the quality of life around the globe, and that there is no end in sight to the application of semiconductors to help achieve this goal, and (v) the various factors that we believe are contributing to and fueling the increased semiconductor demand, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, our inability to accurately predict global economic conditions and their effect on the Company’s performance, our inability to sufficiently reduce our operational expenses and maintain our current cash breakeven level, our inability to accurately predict the return of fundamental end market demand drivers, the lack of improvement in industry conditions that negatively impact the semiconductor industry, our inability to accurately predict growth patterns for consumer demand for integrated circuits and electronic products which use them, our inability to accurately predict the Company’s ability to maximize its position within the semiconductor industry, and other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2009, June 27, 2009 and September 26, 2009, respectively, and our Current Reports on Form 8-K and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company's products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
(In thousands, except per share amounts) (Unaudited)	December 31, 2009	September 26, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$244,194	$176,879	$188,453	$639,194	$1,011,004
Cost of sales	130,556	106,171	119,936	398,104	575,060

Gross profit	113,638	70,708	68,517	241,090	435,944
%	46.5%	40.0%	36.4%	37.7%	43.1%
Operating expenses:
Selling, general and administrative	38,560	36,648	50,378	164,125	224,233
Research and development	36,732	37,013	50,856	149,101	219,660
Restructuring and other charges	282	324	1,683	3,840	4,545
Impairment of goodwill	—	—	99,522	—	99,522

Total operating expenses	75,574	73,985	202,439	317,066	547,960
%	30.9%	41.8%	107.4%	49.6%	54.2%

Income (loss) from operations	38,064	(3,277)	(133,922)	(75,976)	(112,016)
%	15.6%	-1.9%	-71.1%	-11.9%	-11.1%
Other income (expense), net	2,517	(124)	(4,160)	6,595	4,920

Income (loss) before income taxes	$40,581	$(3,401)	$(138,082)	$(69,381)	$(107,096)
Provision for (benefit from) income taxes	5,390	625	(7,831)	15,854	8,614

Net income (loss)	$35,191	$(4,026)	$(130,251)	$(85,235)	$(115,710)

Net income (loss) per share:
Basic	$0.37	$(0.04)	$(1.36)	$(0.88)	$(1.18)

Diluted	$0.36	$(0.04)	$(1.36)	$(0.88)	$(1.18)

Shares used in basic per share calculation	96,053	96,701	96,016	96,487	98,083

Shares used in diluted per share calculation	97,161	96,701	96,016	96,487	98,083

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME (LOSS),

EXCLUDING CERTAIN CHARGES AND BENEFITS (1)

	Three Months Ended			Year Ended
(In thousands, except per share amounts) (Unaudited)	December 31, 2009	September 26, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income (loss) excluding certain charges and benefits (2):	$38,228	$(2,507)	$(19,986)	$(49,057)	$7,058
Consolidation of manufacturing in Oregon (3)	(2,469)	(1,242)	—	(3,711)	—
Reductions in workforce	(742)	(1,070)	(6,947)	(11,135)	(11,358)
Restructuring and other charges (4)	(282)	(324)	(1,683)	(3,840)	(4,545)
Write down of certain research and development assets	—	(354)	(1,534)	(897)	(5,295)
Impairment of goodwill	—	—	(99,522)	—	(99,522)
Other-than-temporary impairment of auction-rate securities	—	—	(3,491)	—	(3,491)
Impairment of inventory and evaluation systems	—	—	(2,628)	(4,867)	(9,054)
Reversal of stock-based compensation expense	—	—	545	—	53

Total charges	(3,493)	(2,990)	(115,260)	(24,450)	(133,212)
Tax effect of the above benefits (charges)	456	439	4,995	6,675	10,444
Benefit due to operating loss carryforward utilization, net	—	20,730	—	20,730	—
Changes to unrecognized tax benefits, net	—	(17,115)	—	(17,115)	—
Charge due to California tax law change	—	—	—	(19,435)	—
Other discrete tax charges, net	—	(2,583)	—	(2,583)	—

Net income (loss)	$35,191	$(4,026)	$(130,251)	$(85,235)	$(115,710)

Net income (loss) per diluted share excluding certain charges and benefits:	$0.39	$(0.03)	$(0.21)	$(0.51)	$0.07
Consolidation of manufacturing in Oregon	(0.03)	(0.01)	—	(0.04)	—
Reductions in workforce	(0.01)	(0.01)	(0.07)	(0.11)	(0.12)
Restructuring and other charges	(0.00)	(0.00)	(0.02)	(0.04)	(0.05)
Write down of certain research and development assets	—	(0.00)	(0.01)	(0.01)	(0.05)
Impairment of goodwill	—	—	(1.04)	—	(1.01)
Other-than-temporary impairment of auction-rate securities	—	—	(0.04)	—	(0.04)
Impairment of inventory and evaluation systems	—	—	(0.03)	(0.05)	(0.09)
Reversal of stock-based compensation expense	—	—	0.01	—	0.00
Tax effect of the above benefits (charges)	0.01	0.01	0.05	0.07	0.11
Benefit due to operating loss carryforward utilization, net	—	0.21	—	0.22	—
Changes to unrecognized tax benefits, net	—	(0.18)	—	(0.18)	—
Charge due to California tax law change	—	—	—	(0.20)	—
Other discrete tax charges, net	—	(0.03)	—	(0.03)	—

Net income (loss) per diluted share	$0.36	$(0.04)	$(1.36)	$(0.88)	$(1.18)

(1)	The reconciliation of net income (loss), excluding certain charges and benefits is intended to present our operating results, excluding certain charges and benefits. This reconciliation is not in accordance with or an alternative for GAAP and may be different from similar measures by other companies.
(2)	For the quarter ended December 31, 2009, there are net charges of $1.9 million in cost of sales, $0.7 million in selling, general and administrative, $0.6 million in research and development and $0.3 million in restructuring and other charges. For the year ended December 31, 2009, there are charges of $10.9 million in cost of sales, $7.7 million in selling, general and administrative, $2.1 million in research and development, $3.8 million in restructuring and other charges and a net benefit of $18.4 million in provision for (benefit from) income taxes related to discrete items.

For the quarter ended September 26, 2009, there are charges of $1.2 million in cost of sales, $0.8 million in selling, general and administrative, $0.7 million in research and development, $0.3 million in restructuring and other charges and a net benefit of $1.0 million in provision for (benefit from) income taxes related to discrete items.

For the quarter ended December 31, 2008, there are net charges of $4.0 million in cost of sales, $2.7 million in selling, general and administrative, $3.8 million in research and development, $1.7 million in restructuring and other charges, $99.5 million in impairment of goodwill and $3.5 million in other income (expense), net. For the year ended December 31, 2008, there are net charges of $10.8 million in cost of sales, $6.3 million in selling, general and administrative, $8.6 million in research and development, $4.5 million in restructuring and other charges, $99.5 million in impairment of goodwill and $3.5 million in other income (expense), net.

(3)	Amount includes reduction in workforce charges of $0.3 million for the quarter ended December 31, 2009, $1.0 million for the quarter ended September 26, 2009 and $1.3 million for the year ended December 31, 2009.
(4)	Reflects changes in the estimated sublease income, including normal accretion, for facilities previously included in restructuring charges.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31 2009 (Unaudited)	December 31 2008 *
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$501,370	$470,888
Accounts receivable, net	150,624	144,330
Inventories	162,213	213,305
Restricted cash and cash equivalents, current	—	116,819
Deferred taxes and other current assets	83,615	97,260

Total current assets	897,822	1,042,602
Property and equipment, net	239,111	271,866
Restricted cash and cash equivalents	133,105	2,883
Investments	78,763	91,873
Goodwill	126,438	126,073
Intangible and other assets	83,739	102,230

Total assets	$1,558,978	$1,637,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$158,132	$177,531
Deferred profit	9,094	14,784
Current debt obligations	13	112,907

Total current liabilities	167,239	305,222
Long-term debt	114,147	—
Long-term income taxes payable	48,332	29,778
Other liabilities	49,483	55,745

Total liabilities	379,201	390,745

Shareholders’ equity:
Common stock	1,179,220	1,158,637
Retained earnings and accumulated other comprehensive income	557	88,145

Total shareholders’ equity	1,179,777	1,246,782

Total liabilities and shareholders’ equity	$1,558,978	$1,637,527

*	The December 31, 2008 condensed consolidated balance sheet was derived from our audited consolidated financial statements.